------------------------------
                                                           OMB APPROVAL
                                                  ------------------------------
                                                  OMB Number  3235-0362
                                                  Expires:  September 30, 1998
                                                  Estimated average burden
                                                  hours per response ......1.0
                                                  ------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[_]  Form 3 Holdings Reported.

[_]  Form 4 Transactions Reported.

--------------------------------------------------------------------------------
1.   Name and Address of Reporting Person*

   Russo                             Richard
--------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)

   c/o Osteotech, Inc.
   51 James Way
--------------------------------------------------------------------------------
                                    (Street)

   Eatontown                        New Jersey              07724
--------------------------------------------------------------------------------
   (City)                            (State)                (Zip)

2.   Issuer Name and Ticker or Trading Symbol

     Osteotech, Inc. (OSTE)
--------------------------------------------------------------------------------
3.   IRS Identification Number of Reporting Person, if an entity (Voluntary)

--------------------------------------------------------------------------------
4.   Statement for Month/Year

     December, 2000

--------------------------------------------------------------------------------
5.   If Amendment, Date of Original (Month/Year)


--------------------------------------------------------------------------------
6.   Relationship of Reporting Persons to Issuer
     (Check all Applicable)

     [_]  Director                             [_]  10% Owner
     [x]  Officer (give title below)           [_]  Other (specify below)

     EVP, Gen'l Mgr Int'l
--------------------------------------------------------------------------------
7.   Individual or Joint/Group Reporting
     (Check applicable line)

     [x]  Form Filed by One Reporting Person
     [_]  Form Filed by More than One Reporting Person
--------------------------------------------------------------------------------


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                                                 Disposed of (D)                 Beneficially   Form:     7.
                                                                 (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                                      2.            3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                                    Transaction   Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security                     Date          Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)    (Instr. 8)                   (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

*    If the form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-                      Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Trans-   of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     action   (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  Code     4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security            Secur-   Day/     (Instr.  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    8)        (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

Employee Stock      $3.50    12/7/00  A         15,000         (2)    12/7/10  Common    15,000  $3.50    15,000    D        --
Option (1)                                                                     Stock
(Right to Buy)
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock      $3.50    12/7/00  A         10,000       12/7/03  12/7/10  Common    10,000  $3.50    10,000    D        --
Option (1)                                                                     Stock
(Right to Buy)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:

(1) Granted under the Company's 1991 Stock Option Plan and qualified under Rule 16b-3.

(2) Option will become exercisable as to 3,750 shares on 12/7/01; 3,750 shares on 12/7/02; 3,750 shares on 12/7/03; and as to the remaining 3,750 shares on 12/7/04.



  /s/ Richard Russo                                              2/12/01
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number

                                                                          Page 2